INDEPENDENT ACCOUNTANT'S REPORT



Board  of  Directors
CAL-BAY  INTERNATIONAL,  INC.


I have reviewed the accompanying consolidated balance sheets of Cal-Bay International, Inc. (A Nevada Corporation), and subsidiary, as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three and six month periods then ended. All information included in these financial statements is the representation of the management of Cal-Bay International, Inc.

I conducted my review in accordance with standards established by the American Institute of Public Accountants. A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying consolidated financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles.




/s/  Argy  &  Company
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ARGY  &  COMPANY
July  31,  2003
Fountain  Valley,  California